Exhibit 99.1

WHX Corporation Reports Financial Results for the Fourth Quarter and Year End 2009, and
Earnings Call on 4/8/2010 at 4:00 pm ET

WHITE PLAINS, N.Y. March 30, 2010 -- WHX Corporation (NASDAQ(CM): WXCO); ("WHX" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2009. The Company also announced that it will hold an earnings call on Thursday, April 8, 2010 at 4:00 pm Eastern Time.

“For WHX Corporation, 2009 was a year of dealing with the negative effects of a worldwide recession, while positioning the Company to take advantage of new opportunities as market conditions improve,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “Net sales declined 21.5% during 2009, reflecting the effects of the worldwide recession. However, despite a difficult market environment throughout 2009, with only modestly improving conditions in the fourth quarter, the Company was successful at maintaining gross margin, reducing operating costs, and improving operating free cash flow.”

WHX reported a net loss of $21.2 million on net sales of $534.4 million for the twelve months ended December 31, 2009, compared with net income of $3.0 million on net sales of $681.0 million for the twelve months ended December 31, 2008.  Basic and diluted net loss per common share was $1.74 for the twelve months ended December 31, 2009, compared with net income of $0.75 in the same period of 2008. For the fourth quarter of 2009, WHX reported a net loss of $6.8 million on net sales of $127.6 million, compared with a net loss of $5.6 million on net sales of $140.3 million in the same period of 2008. Basic and diluted net loss per common share was $0.56 for the fourth quarter of 2009, compared with a net loss of $0.46 in the same period of 2008.

“Ongoing Company–wide implementation and expansion of the WHX Business System resulted in lower costs, improved productivity, and continued investment in new products and the development of existing and new markets,” Mr. Kassan added. “These actions, plus discontinuing two businesses, and completing other restructuring activities, we believe, will strengthen the Company’s competitive position over the long term.”

On a segment basis, Precious Metal net sales decreased by 33.6% in 2009 compared with 2008, Tubing sales decreased by 25.5% and Engineered Materials sales decreased by 22.3%, reflecting lower demand caused by the economic downturn. Comparatively stronger segments in 2009 were Arlon Electronic Materials, with 6.3% less sales compared to 2008, Kasco, with a 9.1% sales decline and Arlon Coated Materials, with 16.7% less sales.

Financial Highlights:

 Fourth Quarter Results

WHX reported a net loss of $6.8 million on net sales of $127.6 million in the fourth quarter of 2009, compared with a net loss of $5.6 million on net sales of $140.3 million for the fourth quarter of 2008.  Basic and diluted net loss per common share was $0.56 for the fourth quarter of 2009, compared with a net loss of $0.46 in the same period of 2008.

The net loss from continuing operations in the fourth quarter of 2009 was $6.1 million, compared to net income from continuing operations in 2008 of $3.2 million. The increase in loss in 2009 was principally driven by a $5.5 million higher non-cash pension expense, and a $3.9 million gain from the curtailment of an employee benefit plan recorded in the fourth quarter of 2008. The net loss from discontinued operations was $0.6 million in the fourth quarter of 2009, compared to a net loss of $8.8 million in the same period of 2008, which reflected non-cash asset impairment charges of $1.1 million and  $8.3 million, recorded in 2009 and 2008 respectively, at the Company’s discontinued operations.

The Company generated Adjusted EBITDA of $8.6 million for the fourth quarter of 2009, as compared to $6.7 million for the same period in 2008.  The increase in fourth quarter Adjusted EBITDA from continuing operations was principally due to lower corporate expenses primarily from the consolidation of corporate offices in 2009 and improvements in operating efficiencies. Adjusted EBITDA excludes certain non-recurring and non-cash items. See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Revenue for the fourth quarter of 2009 was $127.6 million, a decrease of $12.7 million, or 9% from $140.3 million for the same period of 2008, amid the general slow-down in the U.S. and world economies, especially weakness in the U.S. housing and automotive markets. Operating management effectively maintained gross profit margin of 25% in the fourth quarter, in-line with last year, through operating efficiencies and cost reductions.

2009 Results

Net sales for the twelve months ended December 31, 2009 decreased by $146.6 million, or 21.5%, to $534.4 million, as compared to $681.0 million for the twelve months ended December 31, 2008.  The lower sales volume across all the operating business segments was primarily driven by lower demand as a result of the current world-wide economic recession.

Gross profit in the twelve months ended December 31, 2009 declined to $131.7 million as compared to $171.3 million in 2008. Gross profit margin for the twelve months of 2009 declined to 24.6% as compared to 25.2% during the same period of 2008. The decline in gross profit margin was primarily due to the effect of LIFO inventory liquidation gains, which were higher in 2008.  During the twelve months ended December 31, 2009, gross profit included a non-cash gain of $0.6 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $3.9 million in the same period of 2008. Significantly lower sales volume and reduced absorption of certain manufacturing costs due to lower production levels in 2009 were mostly offset by improved operating efficiencies and other cost reductions.  Overall, we believe that operating management effectively maintained gross profit margin in 2009 as compared to 2008 despite challenging business conditions.

A non-cash pension expense related to the Company’s pension plans of $14.2 million was recorded in the twelve months ended December 31, 2009.  This non-cash pension expense primarily represents actuarial loss amortization.  Such actuarial loss occurred principally because investment return on the assets of the WHX Pension Plan during 2008 was significantly less than the assumed investment return of 8.5%.  In 2008, the Company recorded a favorable non-cash pension credit (income) of $8.3 million.

Selling, general and administrative (“SG&A”) expenses decreased $26.2 million to $107.1 million, and totaled 20.0% of sales in 2009 compared to 19.6% of sales in 2008.  SG&A costs decreased in all segments. Given the substantial drop in sales and the fixed nature of certain SG&A costs, the positive result of the Company’s efforts to reduce costs are reflected in the small increase in SG&A costs as a percentage of sales. On January 1, 2010, the Company reversed the 5% salary reductions which had been implemented on January 4, 2009. The 5% salary reductions had been implemented for annual salaries over $40,000 for all salaried employees, including all of the Company’s executive officers. The Company also reinstated in early 2010 its employer contributions to 401(k) savings plans for all employees not covered by a collective bargaining agreement that had been suspended on January 4, 2009.

Restructuring costs of $1.9 million and $1.6 million were recorded for 2009 and 2008, respectively.  The 2009 restructuring activities included the consolidation of the former Bairnco Corporate office into the WHX Corporate office, the closure of facilities in New Hampshire and Texas which were part of the Precious Metal and Arlon Coated Materials segments, respectively, and the relocation of the functions to existing Company facilities, as well as restructuring activities in Europe within the Kasco segment. In 2008, the restructuring charges of $1.6 million represented move costs to consolidate two plants within the Arlon Coated Materials segment into one.

Income from continuing operations decreased $43.5 million to $8.3 million in 2009 as compared to $51.7 million in 2008.

The Company’s Adjusted EBITDA of $43.1 million in 2009 decreased by $9.0 million from 2008 due principally to lower sales.

The discontinued operations segregated on the statement of operations are the Company’s Indiana Tube Denmark (“ITD”) and Sumco Inc. subsidiaries. The two discontinued operations had aggregate operating losses of $5.4 million and $8.5 million in 2009 and 2008, respectively.  The 2009 and 2008 operating losses include $1.1 million and $8.3 million of asset impairment charges, respectively, related to certain fixed assets of the discontinued operations. In addition, in 2009, ITD sold certain machinery and equipment and reported a gain of $1.8 million on the sale.

WHX had positive cash flow from operations of $39.5 million in 2009, as compared to $10.1 million in 2008.  After considering capital expenditures in each year and excluding the non-recurring payment of $31.3 million of interest to a related party in 2008, operating free cash flow in 2009 was $31.8 million compared to $29.3 million in 2008. The improved cash flow resulted principally from working capital reduction and reduced capital expenditures.  During 2009, WHX reduced its debt by $35.9 million including $4.7 million of debt from discontinued operations.

Segment Operating Results

Precious Metal Segment

For the fourth quarter of 2009, the Precious Metal segment net sales increased by $0.6 million compared to the fourth quarter of 2008.  Operating income decreased by $2.0 million or 51.5% to $1.9 million compared to $3.9 million in the same period of 2008, principally the result of liquidations of precious metal inventories which it accounts for under the LIFO cost method that resulted in favorable gross margin impacts of $0.3 million and $1.9 million in the fourth quarter of 2009 and 2008, respectively.

For full year 2009, the Precious Metal segment net sales decreased by $43.5 million, or 33.6%, to $86.0 million in 2009.  The decreased sales were primarily driven by lower volume in all of its markets, particularly sales to the automotive industry, appliance markets, electrical, and commercial construction in 2009 compared to 2008.  The brazing alloys made by this segment are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, general industrial, and other metal-joining industries. Therefore, the broad-based recession significantly reduced the sales of the Precious Metal segment.

Segment operating income decreased by $11.8 million to $5.5 million in 2009, compared to operating income of $17.3 million in 2008.  The decrease was primarily driven by the sales decline. In addition, during 2009, gross profit included a non-cash gain of $0.6 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $3.9 million in the same period of 2008. Furthermore, the Precious Metal segment operating income includes restructuring charges of $0.4 million in 2009.

Tubing Segment

For the fourth quarter of 2009, the Tubing segment’s operating income decreased by $0.9 million to $1.1 million, or 43.2%, compared to $2.0 million in the fourth quarter of 2008.  The decrease was principally driven by the sales decline and the related inability to fully absorb fixed manufacturing costs due to reduced production volume. Net sales were down in the Stainless Steel Tubing Group, and essentially flat in the Specialty Tubing Group

For full year 2009, the Tubing segment sales decreased by $25.8 million, or 25.5%, driven by lower sales to the home appliance markets serviced by the Specialty Tubing Group. There was also a reduction in sales to the petrochemical and shipbuilding markets serviced by the Stainless Steel Tubing Group, which was partially offset by strength in sales to the defense, aerospace and medical markets.

Segment operating income decreased by $4.8 million on the lower sales, to $4.7 million in 2009 compared to $9.6 million in 2008, including a non-cash asset impairment charge of $0.9 million in 2009.  The asset impairment charge related to equipment utilized exclusively in connection with a discontinued product line that has no other viable use to the Company and limited scrap value.  Operating income as a percentage of sales for 2009 versus 2008 declined more than the sales decline because fixed costs could not be reduced in the same proportion as the sales decline, partially offset by manufacturing efficiency and cost saving effort.

Engineered Materials Segment

For the fourth quarter of 2009, the Engineered Materials segment sales declined by $9.7 million, or 20.0%.  Due to a significant improvement in gross profit margin, operating income increased by $0.5 million, or 23.5%, to $2.6 million, compared to the fourth quarter of 2008.

For full year 2009, the Engineered Materials segment sales decreased by $55.1 million, or 22.3%, as compared to 2008, with continued weakness experienced in the commercial flat roofing fasteners market, natural gas and other utility connectors used in residential construction, as well as a drop in electrical connector sales to international markets.

Segment operating income was $16.9 million in 2009, compared to $22.6 million in 2008.  The decline in operating income was principally the result of the lower sales volume, partially offset by pricing increases and cost saving efforts from manufacturing and selling, general and administrative functions.

Arlon Electronic Materials Segment

Fourth quarter 2009 net sales for the Arlon Electronic Materials (“Arlon EM”) segment rose by $0.3 million, or 2.0%, to $16.1 million, as compared to the fourth quarter of 2008. Arlon EM’s operating income also improved by $0.8 million, to $2.0 million, on the higher sales and improved gross profit margins.

For full year 2009, Arlon EM segment sales declined by $4.1 million, or 6.3%, compared to 2008. The sales reduction was primarily due to lower sales of flexible heater and coil insulation products, which was partially offset by improved sales, related to military programs and increased sales of PCB materials related to infrastructure in China and India.

Segment operating income decreased $1.9 million to $4.3 million for 2009; principally due to a non-cash goodwill impairment charge of $1.1 million during the third quarter of 2009 based on a valuation of one of the segment’s reporting units.  The other major factor contributing to reduced operating income was lower sales volume, which was partially offset by favorable product mix and increased volume in the low-cost China manufacturing facility, as well as reduced staffing expense compared to 2008.

Arlon Coated Materials Segment

Fourth quarter sales for the Arlon Coated Materials (“Arlon CM”) segment also rose. Net sales increased by 5.0% for the fourth quarter of 2009 to $16.4 million, compared to $15.6 million in the same quarter of 2008. Arlon CM segment operating loss was $0.2 million in both 2009 and 2008.

For full year 2009, Arlon CM segment sales declined by $12.1 million, or 16.7%, compared to 2008. The world-wide economic recession adversely affected demand in the Asian shipping container market and the North American and European graphics market for corporate imaging.  Arlon CM sales were also adversely affected by lower demand from its automotive, appliance and electronics customers.

Segment operating loss was $0.6 million in 2009 (including $0.3 million of restructuring charges) and $1.2 million in 2008 (including $1.6 million of restructuring charges). Although the sales decline had a negative effect on operating loss, gross profit margin remained constant, principally as a result of certain efficiency improvements generated by the WHX Business System and past restructuring activities.

Kasco Replacement Parts and Services Segment

Fourth quarter net sales for the Kasco segment decreased 6.2% to $15.4 million and Kasco’s operating income decreased by $0.6 million as compared to the fourth quarter of the prior year. Operating income in the 2009 quarter included asset impairment charges of $0.2 million as a result of a valuation of Kasco’s real properties.

For full year 2009, Kasco segment sales declined by $6.1 million, or 9.1%, compared to 2008.  Sales to U.S. grocery stores and other route sales softened along with weakness in distributor sales in North America, and in European sales.  The decline in European sales was significantly affected by the translation effect of a stronger U.S. dollar, but also reflected global economic weakness.

Operating income from the Kasco segment was $2.8 million for 2009, which was $0.9 million lower than 2008. Primary factors besides lower sales that reduced 2009 operating income included restructuring charges of $0.5 million and an asset impairment charge of $0.2 million as a result of a valuation of its real properties. Gross profit margin was comparable between the years because lower gross profit margin from sales mix was offset by more efficient manufacturing operations and better labor and spending control.

WHX Business System

The Company continues to apply the WHX Business System at all of its business units.  The System is at the heart of the operational and improvement methodologies for all WHX companies and employees. Strategy Deployment forms the roof of the business system and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key metrics and overall performance.  WHX utilizes lean tools and philosophies to reduce and eliminate waste coupled with Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable, and profitable growth.

WHX  Corporation 4th Quarter and Total Year 2009 Earnings Call, April 8, 2010 at 4:00 PM  ET

 WHX Corporation will hold a conference call to discuss the 2009 financial results on Thursday, April 8, 2010, at 4:00 pm ET.  The delay between the earnings announcement and the conference call is in recognition of the Easter weekend holiday. The dial information for the call is:

US/Canada Dial-in #: (866) 760-1884
Conference ID:   64962734

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income from continuing operations before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension credit and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company’s interest expense;

•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense or credit, and

•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only supplementally. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net income (loss) from continuing operations, and that reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 1,700 people at 30 locations in eight countries.

Our companies are organized into six businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2009 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
(Dollars in thousands)

Net sales	$127,599	$140,325	$534,420	$681,012
Cost of goods sold	95,739	104,659	402,753	509,725

Gross profit	31,860	35,666	131,667	171,287
GP%	25.0%	25.4%	24.6%	25.2%
Selling, general and administrative expenses	27,494	31,140	107,114	133,328
SG&A %	21.5%	22.2%	20.0%	19.6%
Income from operations before unusual items	4,366	4,526	24,553	37,959
Pension expense (credit)	3,661	(1,830)	14,169	(8,335)
Non-cash asset impairment charges	970	-	3,017	-
Non-cash goodwill impairment charge	-	-	1,140	-
Income from proceeds of insurance claims, net	(1,033)	48	(4,035)	(3,399)
Income from benefit plan curtailment	-	(3,875)	-	(3,875)
Restructuring charges	5	-	1,896	1,628
Other operating expenses	39	80	98	201

Income from continuing operations	724	10,103	8,268	51,739
Other:
Interest expense	7,001	6,103	25,775	36,304
Realized and unrealized loss on derivatives	461	429	777	1,355
Other expense (income)	23	606	(140)	1,262

Income (loss) from continuing operations before tax	(6,761)	2,965	(18,144)	12,818
Tax provision (benefit)	(622)	(219)	(494)	1,285
Income (loss) from continuing operations, net of tax	(6,139)	3,184	(17,650)	11,533

Discontinued Operations:
Loss from discontinued operations, net of tax	(772)	(8,774)	(5,389)	(8,511)
Gain (loss) on disposal of assets, net of tax	127	-	1,798	(11)
Net loss from discontinued operations	(645)	(8,774)	(3,591)	(8,522)

Net income (loss)	$(6,784)	$(5,590)	$(21,241)	$3,011

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax	$(0.51)	$0.26	$(1.45)	$2.88
Discontinued operations, net of tax	(0.05)	(0.72)	(0.29)	(2.13)
Net income (loss)	$(0.56)	$(0.46)	$(1.74)	$0.75

Weighted average number of common shares outstanding	12,179	12,179	12,179	4,001

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars and shares in thousands)	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	8,796	8,656
Trade and other receivables - net of allowance for doubtful accounts of $2,806 and $3,159, respectively	71,796	77,444
Inventories	60,122	70,560
Deferred income taxes	1,261	1,310
Other current assets	9,008	10,130
Current assets of discontinued operations	1,681	10,881
Total current assets	152,664	178,981

Property, plant and equipment at cost, less accumulated depreciation and amortization	86,969	95,029
Goodwill	63,946	65,071
Other intangibles, net	34,035	36,965
Other non-current assets	11,801	18,716
Non-current assets of discontinued operations	4,426	7,479
	353,841	402,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$35,123	$34,932
Accrued liabilities	23,351	35,697
Accrued environmental liability	6,692	8,478
Accrued interest - related party	1,600	263
Short-term debt	19,087	32,970
Current portion of long-term debt	5,944	8,295
Deferred income taxes	300	151
Current portion of pension liability	9,700	1,800
Current liabilities of discontinued operations	1,507	8,119
Total current liabilities	103,304	130,705

Long-term debt	95,106	110,174
Long-term debt - related party	54,098	54,098
Long-term interest accrual - related party	11,797	2,237
Accrued pension liability	92,655	132,190
Other employee benefit liabilities	4,840	4,233
Deferred income taxes	4,429	5,413
Other liabilities	5,409	5,098
	371,638	444,148

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,1795 shares	122	122
Accumulated other comprehensive loss	(118,402)	(163,502)
Additional paid-in capital	552,834	552,583
Accumulated deficit	(452,351)	(431,110)
Total stockholders' deficit	(17,797)	(41,907)
	$353,841	$402,241

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	$(21,241)	$3,011
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,988	19,284
Non-cash stock based compensation	186	553
Amortization of debt related costs	1,429	1,806
Long-term interest on related party debt	9,560	5,285
Income from curtailment of employee benefit obligations	-	(3,875)
Deferred income taxes	(955)	(643)
Loss on asset dispositions	98	201
Asset impairment charges	3,017	-
Goodwill impairment charge	1,140	-
Unrealized loss (gain) on derivatives	409	(384)
Reclassification of net cash settlements on derivative instruments	368	1,739
Net cash provided by operating activities of discontinued operations	7,282	13,219
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	5,090	3,957
Inventories	9,900	6,057
Other current assets	1,965	1,488
Accrued interest expense-related party	1,338	(17,643)
Other current liabilities	(77)	(19,642)
Other items-net	2,011	(4,334)
Net cash provided by operating activities	39,508	10,079
Cash flows from investing activities:
Plant additions and improvements	(7,704)	(12,111)
Net cash settlements on derivative instruments	(368)	(1,739)
Proceeds from sales of assets	160	8,253
Proceeds from sale of investment	3,113	-
Net cash provided by investing activities of discontinued operations	2,855	(203)
Net cash used in investing activities	(1,944)	(5,800)
Cash flows from financing activities:
Proceeds of stock-rights offering	-	155,561
Proceeds of term loans	9,577	4,000
Net revolver repayments	(14,164)	(17,084)
Repayments of term loans - domestic	(26,768)	(30,367)
Repayments of term loans - related party	-	(111,188)
Deferred finance charges	(1,191)	(1,562)
Net change in overdrafts	(231)	(1,107)
Net cash used to repay debt of discontinued operations	(4,559)	(517)
Other	(274)	618
Net cash used in financing activities	(37,610)	(1,646)
Net change for the period	(46)	2,633
Effect of exchange rate changes on net cash	186	(67)
Cash and cash equivalents at beginning of period	8,656	6,090
Cash and cash equivalents at end of period	$8,796	$8,656

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009		2008
Net Sales:
Precious Metal	22,322	21,751	85,972		129,431
Tubing	18,827	22,554	75,198		100,961
Engineered Materials	38,528	48,179	191,709		246,815
Arlon Electronic Materials	16,111	15,797	60,145		64,207
Arlon Coated Materials	16,408	15,633	60,329		72,395
Kasco	15,401	16,411	61,067		67,203
Total net sales	$127,597	$140,325	$534,420		$681,012

Segment Depreciation and Amortization Expense:
Precious Metal	431	326	1,635		1,429
Tubing	729	797	3,056		3,236
Engineered Materials	1,124	1,096	4,858		4,705
Arlon Electronic Materials	961	1,860	3,971		4,539
Arlon Coated Materials	214	(451)	864		1,156
Kasco	630	738	2,734		2,859
Total depreciation and amortization expense	$4,089	$4,366	$17,118		$17,924

Segment operating income (loss)
Precious Metal	1,877	3,873	5,490	(a)	17,335	(a)
Tubing	1,150	2,023	4,746	(b)	9,581
Engineered Materials	2,614	2,117	16,903		22,553
Arlon Electronic Materials	2,033	1,213	4,338	(c)	6,243
Arlon Coated Materials	(209)	(233)	(643)	(d)	(1,199)	(d)
Kasco	584	1,151	2,846	(e)	3,786
Total segment operating income	$8,049	$10,144	$33,680		$58,299

Unallocated corporate expenses & other	(4,724)	(5,618)	(13,542)		(21,957)
Income from proceeds of insurance claims, net	1,033	(48)	4,035		3,399
Unallocated pension credit (expense)	(3,595)	1,830	(14,013)		8,335
Corporate restructuring costs	-	-	(636)		-
Income from benefit plan curtailment	-	3,875	-		3,875
Asset impairment charges	-	-	(1,158)		-
Loss on disposal of assets	(39)	(80)	(98)		(212)
Income from continuing operations	$724	$10,103	$8,268		$51,739

(a)
Segment operating income for the Precious Metal segment for 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire. The results for the Precious Metal segment for 2009 and 2008 also include gains of $0.6 million and $3.9 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.

(b)
Segment operating income for the Tubing segment for 2009 includes non-cash asset impairment charges of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.

(c)
Segment operating results for the Arlon EM segment for 2009 include a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.

(d)
Segment operating results for the Arlon CM segment for 2009 include $0.3 million of restructuring costs, respectively, related to the closure and relocation of an operation in Dallas, Texas.  In the segment operating results for 2008, $1.6 million of move costs were incurred to consolidate two plants in San Antonio, Texas into one.

(e)
Segment operating income for the Kasco segment for 2009 includes $0.5 million of costs related to restructuring activities incurred by one of its European operations and $0.2 million asset impairment charge associated with certain real property located in Atlanta Georgia.

Supplemental Non-GAAP Disclosures
EBITDA and Adjusted EBITDA
(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
	( in thousands)
Income (loss) from continuing operations, net of tax	$(6,139)	$3,184	$(17,650)	$11,533
Add (Deduct):
Tax provision	(622)	(219)	(494)	1,285
Interest expense	7,001	6,103	25,775	36,304
Depreciation and amortization expense	4,335	4,396	17,988	19,284
Non-cash pension expense (credit)	3,661	(1,830)	14,169	(8,335)
Non-cash post retirement benefit obligation (curtailment)	-	(3,875)	-	(3,875)
Non-cash goodwill impairment charge	-	-	1,140	-
Non-cash asset impairment charges	970	-	3,017	-
Non-cash effects of precious metal inventory	(255)	(1,872)	(508)	(5,087)
Realized and unrealized loss on derivatives	461	429	777	1,355
Non-cash stock-based compensation expense	22	141	186	553
Loss on disposal of assets	39	80	98	201
"EBITDA" from continuing operations	9,473	6,537	44,498	53,218

Adjusted EBITDA:

Proceeds from insurance claims	(1,033)	48	(4,035)	(3,399)
Non-recurring restructuring & plant consolidation costs	5	-	1,896	1,628
Other	159	163	730	612
Adjusted EBITDA	$8,604	$6,748	$43,089	$52,059

CONTACT:	WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260

SOURCE:	WHX Corporation